Exhibit 10.1

November 3, 2015

Rich Williams
richw@groupon.com

Rich,
Groupon, Inc. (“Groupon” or the “Company”) is excited to formally offer you a promotion to Chief Executive Officer reporting to the Company’s Board of Directors (the “Board”). The terms of this promotion are detailed below.
Please be aware that the terms of this offer are in consideration for and contingent upon your returning a signed copy of this letter to Groupon no later than 7 days after the date of this letter.
Your start date in your new position is November 03, 2015 (“Appointment Date”).
Compensation

Base Salary: Effective the Appointment Date, your annualized base salary will be seven hundred thousand dollars ($700,000), less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

Annual Performance Bonus: Effective January 1, 2016 your existing target Annual Performance Bonus will be increased to seven hundred thousand dollars ($700,000) per year (your “Target Incentive”). This Annual Performance Bonus is capped at a maximum payout of 200% of the Target Incentive and will be measured on annual goals. Such goals will be determined within the first 90 days of 2016 and will be subject to the approval of the Compensation Committee of the Board.

Restricted Share Units:  In addition, upon approval by the Compensation Committee of the Board or via Delegated Authority, you will be granted a Restricted Share Unit (RSU) award of 1,618,277 RSUs. The RSUs will vest according to the following schedule:

Vest Date	Number of RSUs Vesting	Vest Date	Number of RSUs Vesting
March 31, 2016	75,694	March 31, 2018	140,427
June 30, 2016	75,694	June 30, 2018	140,427
September 30, 2016	75,694	September 30, 2018	140,427
December 31, 2016	75,694	December 31, 2018	140,427
March 31, 2017	66,338	March 31, 2019	122,110
June 30, 2017	66,338	June 30, 2019	122,110
September 30, 2017	66,338	September 30, 2019	122,110
December 31, 2017	66,338	December 31, 2019	122,111

Such vestings are contingent upon your continuous full-time employment with Groupon as of the applicable vesting dates.  The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award.

Performance Share Units (PSUs): In addition, you will be eligible to earn an aggregate target number of Performance Share Units equal to 404,569 shares over a four-year period. The target number of PSUs by year are provided in the table below and, subject to your continuous full-time employment with Groupon, the actual number of PSUs, if any, for each year will be determined by achieving specific corporate objectives that are established annually, and provided to you in an award agreement within the first 90 days of the calendar year. The PSU awards will be designed to permit you to earn up to two-times (200%) the number of Target PSUs by achieving superior results as defined in the award agreement and approved by the Compensation Committee of the Board of Directors. The PSUs, if earned, will vest fully and be paid in shares of Groupon Common Stock once approved by the Compensation Committee of the Board. We expect such determination and approval to happen in the first 90 days of the calendar year following each performance year.

Year	Number of Target PSUs
2016	75,694
2017	66,338
2018	140,427
2019	122,110

One-Time Bonus: You will also be awarded a one-time cash bonus in the amount of one million dollars ($1,000,000), less withholdings and deductions, to be paid on November 15, 2015, provided you are continuously and actively employed through the payment date. If prior to the applicable payment date - your employment terminates for any reason, or you have given notice of your intent to end your employment with Groupon, you will not receive or be entitled to this bonus.

If your employment terminates for any reason on or before the four-year anniversary of the payment date, you will be responsible for repaying a prorated portion of the full installment on your date of termination. Specifically, your repayment obligation will be reduced by 1/48 for every completed month of employment after the payment date. You will have no obligation to repay the bonus after the four-year anniversary of the payment date. By signing this letter, you agree to the terms relating to your bonus.

Change in Control and Severance: You will receive severance benefits in accordance with our standard Severance Benefits Agreement (SBA). For reference, here is a summary of those severance benefits:

Termination without Cause or for Good Reason

•	Cash Compensation - Lump sum equivalent of six month's base salary

•	Benefits - Lump sum equivalent of six month's premium reimbursement for medical, dental and vision

•	Equity - Six months of accelerated vesting of all outstanding equity
Termination with Cause or not for Good Reason

•	Cash Compensation - None

•	Benefits- None

•	Equity - None
Termination in Connection with Change in Control

•	Cash Compensation - Lump sum equivalent of six month's base salary

•	Benefits - Lump sum equivalent of six month's premium reimbursement for medical, dental and vision

•	Equity - Accelerated vesting of 50% of outstanding equity
Relocation: You will be eligible for relocation assistance for your family in accordance with the Company’s relocation benefit program, including an additional benefit with respect to loss of home sale protection of up to two hundred and fifty thousand dollars ($250,000). Any such payments will be subject to regular deductions and withholding.
At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook.  You also agree that while employed by Groupon, you will: (i) devote your full professional time and attention to Groupon; (ii) not engage in any employment, business or activity that may harm Groupon’s reputation or good name; (iii) not engage in any other employment or consult for any other business without prior written consent from the General Counsel; and (iv) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.
Please signify your acceptance of this promotion by signing and returning this letter to Groupon no later than 7 days after the date of this letter.

Thank you and congratulations!

Sincerely,

/s/ Ted Leonsis
Ted Leonsis
Chairman of the Board

Accepted By: __/s/ Rich Williams_________________________________

Agreed and accepted this 3rd day of November, 2015